Exhibit 4.20

Equity Option Agreement

Among

Qunar Cayman Islands Limited

Beijing Qunar Software Technology Co., Ltd.

CAO Hui

WANG Hui

And

Beijing Qu Na Information Technology Co., Ltd.

2016

THIS EQUITY OPTION AGREEMENT (Agreement) is entered into on March 23, 2016 in Beijing, People’s Republic of China (PRC).

by and among

(1)                                  Qunar Cayman Islands Limited, a Cayman Islands exempted company (“Qunar Cayman”);

(2)                                  Beijing Qunar Software Technology Co., Ltd.（北京趣拿软件科技有限公司）, a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at Room 1701-1707, 1710-1720,17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District Beijing, China. (Party A);

And

(3)                                  Cao Hui, a PRC citizen, ID card number 310110197908230424 of Room 1802, No. 6 of 710 Nong, Caoyang Road, Putuo District, Shanghai, China. (Party B);

And

(4)                                  Wang Hui, a PRC citizen, ID card number 310110197312240832 of Room 603, No. 4 of 57 Nong, Xuanhua Road, Changning District, Shanghai, China. (Party C);

And

(5)                                  Beijing Qu Na Information Technology Co., Ltd. (北京趣拿信息技术有限公司), a limited liability company duly incorporated and validly existing in the PRC, with its registered address at Room 1709 17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District Beijing,China (Party D)

(Party B and Party C are hereinafter collectively referred to as the “Shareholders.”  Qunar Cayman, Party A, Party B, Party C and Party D are each hereinafter individually referred to as a “Party”, and collectively the “Parties”.)

Recitals

A.                                   Party B holds 60% of the equity interest in Party D, and Party C holds 40% of the equity interest in Party D.

B.                                   Party D, an operating vehicle of the website www.qunar.com, is a PRC domestic company duly incorporated and validly existing in the PRC and engaged in Internet information services.

C.                                   A Loan Agreement dated the even date of this Agreement was entered into among Party A, Party B and Party C (Loan Agreement), pursuant to which Party B took loans in the amount of 6,600,000 and Party C took loans in the amount of 4,400,000 (collectively “Loan”) from, and therefore owe a debt to, Party A to subscribe to the aforementioned 60% and 40% equity interest in Party D respectively.

D.                                   A Restated Exclusive Technical Consulting and Services Agreement dated the even date of this Agreement was entered into between Party A and Party D (Services Agreement), pursuant to which Party D will pay a service fee to Party A in consideration for services provided by Party A.

G.                                    Qunar Cayman, Party A, Party B, Party C and Party D agreed to sign this Agreement pursuant to which Party B and Party C have severally agreed to grant to Qunar Cayman and Party A (collectively “Qunar”) an exclusive option to acquire all the equity interests of Party D registered in Party B and Party C’s name, subject to the terms and conditions therein.

NOW THEREFORE, the parties agree as follows:

1.                                      DEFINITIONS AND INTERPRETATIONS

1.1                               Definitions.  Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Person(s)	means 1 or more person(s) designated by Party A;

Equity Interest	means 100% of the equity interest held by Party B and Party C in Party D;

Equity Pledge Agreement

means the Equity Interest Pledge Agreement entered into by and among Party A, Party B and Party C, dated the even date of this Agreement , under which Party B and Party C severally pledge to Party A their Equity Interest in consideration for Party D’s performance of its obligations under this Agreement, the Loan Agreement and the Services Agreement;

Power of Attorney

means each of the Power of Attorney respectively signed and issued by Party B and Party C dated the even date of this Agreement conferring all his rights as a shareholder of the Company to Party A or the Designated Party; and

Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;

Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;

Purchase Right

means an exclusive and irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B and/or Party C respectively at a price equivalent to the lowest price permitted by then-current PRC laws; and

Security Interest

means any third party’s security, right or interest, any right to purchase Party B and Party C’s equity interest in Party D, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Restated Equity Pledge Agreement or the Loan Agreement.

1.2                               Interpretations.  All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2.                                      PURCHASE AND SALE OF EQUITY INTEREST

2.1                                Authorization.  Party B hereby irrevocably grants Qunar or its Designated Person(s) the Purchase Right for his Equity Interest.  Party C hereby irrevocably grants Qunar or its Designated Person(s) the Purchase Right for his Equity Interest.  Qunar hereby agrees to accept the Purchase Right granted by the Shareholders. Party D hereby agrees that the Shareholders grant the Purchase Right to Qunar in accordance with the Agreement.

2.2                                Procedures.  Upon Qunar’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B and/or Party C setting forth details for the purchase.

2.3                                Exercise of Purchase Right. Every time Qunar exercises the Purchase Right:

2.3.1                              Party B and Party C shall convene a shareholder meeting of Party D, and pass a resolution to transfer the Equity Interest from Party B and Party C to Qunar and/or the Designated Person;

2.3.2                              Party B and Party C shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents, including but not limited to the share purchase agreement relating to the Equity Interest, requested by Qunar;

2.3.3                              Party B, Party C and Party D shall execute all documents, obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures , and perform all necessary and appropriate actions to transfer the valid ownership of the Equity Interest to Qunar and/or the Designated Person ; and

2.3.4                     Should Party B or Party C breach any clause in this Agreement, Qunar Cayman can unilaterally exercise its right to obtain the equity interests in Party D held by such breaching Shareholder as such equity interests have already been pledged to Party A.

2.3.5                     For the avoidance of doubt, Qunar Cayman, in its sole discretion, will decide whether the Options and other rights granted under this Agreement will be exercised by Qunar Cayman and/or by Party A.

2.4                                Method of Payment.

2.4.1                     Upon exercise of the Purchase Right by Qunar and/or its Designated Person(s), Qunar shall make payment by cancelling all or a portion of the Loan, in the same proportion that Qunar and/or its Designated Person(s) has acquired the Security Interest. In case PRC laws require Qunar and/or its Designated Person(s) to pay to Party B and Party C, Party B and Party C shall immediately and unconditionally pay or transfer to Qunar any proceeds in whatsoever form obtained from the Qunar and/or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds. The method of payment of the total consideration shall be determined at the discretion of Qunar Cayman.

2.4.2                    Party B, Party C or Party D agree that the total consideration received from the transfer of any part of the Equity Interests or sale of assets of Party D (if applicable) shall first be applied to the outstanding balance under the Loan Agreement and the Restated Exclusive Technical Consulting and Services Agreement. After full repayment of the outstanding balance, any remaining consideration (if any) will be remitted in full to Qunar s a nonreciprocal transfer. If such transfer is prohibited by PRC law, Party B and Party C will remit the remaining consideration to Qunar or its designees in a manner permitted under PRC law.

3.                                      UNDERTAKINGS

3.1                               Undertakings of Party D.  Party D hereby undertakes that:

3.1.1                              it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2                              without the prior written consent of Qunar, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

3.1.3                              without the prior written consent of Qunar, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Qunar has given its written consent;

3.1.4                              it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5                              without the prior written consent of Qunar, it will not enter into any contract at an amount exceedingly higher than or outside the ordinary business;

3.1.6                              without the prior written consent of Qunar, it will not provide any loan to any third party;

3.1.7                              at the request of Qunar, it will provide to Qunar all information relating to its operation and financial conditions;

3.1.8                              without the prior written consent of Qunar, it will not be consolidated or merged with any third party, acquire or invest in any third party, nor make a division;

3.1.9                              it will promptly inform Qunar of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10                       in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11                       without the prior written consent of Qunar, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12                       if PRC laws requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Qunar and/or the Designated Person, at the lowest selling price permitted by applicable PRC laws. Any obligation for Qunar to pay Party D as a result of such transaction shall be forgiven by Party D or any proceeds from such transaction shall be paid to Qunar in partial satisfaction of the service fee under the Services Agreement or remitted to Qunar and/or the Designated Person, as applicable under then-current PRC laws.

3.2                               Undertakings of Party B and Party C respectively. Party B and Party C undertake on their own behalf that:

3.2.1                              without the prior written consent of Qunar, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2                              without the prior written consent of Qunar, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party D;

3.2.3                              without the prior written consent of Qunar, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party D with any third party, the acquisition of or investment in any third party by Party D or the division of Party D at the shareholders meeting of Party D;

3.2.4                              without the prior written consent of Qunar, he will not vote in favor of, endorse, or sign any shareholders resolution approving the increase or decrease of Party D’s registered capital at the shareholders meeting of Party D;

3.2.5                              he will promptly inform Qunar of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.6                              at the request of Qunar, he will cause the shareholders meeting of Party D to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.7                              in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.8                              at the request of Qunar, he will appoint the person nominated by Qunar as the director of, or to hold any other position in, Party D, and take all necessary or appropriate actions to complete all the necessary governmental registrations and filing procedures required accordingly by the applicable laws;

3.2.9                              at the request of Qunar, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.10                       he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

3.2.11                       he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party D to, issue any dividends or other distributions with respect to his equity interest in Party D; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party D, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Qunar or to any party designated by Qunar in order to 1) first, to repay in part the Loan payable under the Loan Agreement; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party D; and

3.2.12                       after mandatory liquidation described in 3.1.12 above, he will remit in full to the Qunar any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC laws, he will remit the proceeds to Qunar or its Designated Person(s) in a manner permitted under PRC laws

4.             UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES

4.1                               Undertakings of Qunar:  To ensure that the cash flow requirements of the Party D’s ordinary operations are met and/or to set off any loss accrued during such operations, Qunar is obligated, only to the extent permissible under PRC laws, to provide financing support for Party D, whether or not Party B and/or Party C actually incur any such operational loss. Qunar’s financing support for Party B and Party C may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately. Qunar will not request repayment if Party B and/or Party C are unable to do so.

4.2                                Representations and Warranties of Party B and Party C.

Party B and Party C hereby represent and warrant on their own behalf to Qunar that as of the date of this Agreement respectively:

4.2.1                              he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2                              the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC laws, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.2.3                              he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

4.3                                Representations and Warranties of Party D.  Party D represents and warrants to Qunar that:

4.3.1                              it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.3.2                              the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.3.3                              it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.3.4                              it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Qunar;

4.3.5                              it will comply with all PRC laws applicable to the acquisition of the Equity Interest; and

4.3.6                              there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5.                                       FURTHER WARRANTIES

The parties to this Agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6.                                       TERM

This Agreement shall take retroactive effect since Party B and Party C are registered as shareholders of Party D and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Qunar directly and/or through its Designated Person(s); or (2) the unilateral termination by Qunar (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B and/ or Party C of its intention to terminate this Agreement.

7.                                       APPLICABLE LAW AND DISPUTE RESOLUTION

7.1                               Governing Law.  This Agreement shall be governed by and construed in accordance with PRC law.

7.2                               Consultation and Mediation.  If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3                               Arbitration.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English.  The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

8.                                      CONFIDENTIALITY

8.1                               Confidentiality Obligations.  The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments.  Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2                               Obligations upon Termination.  Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties.  If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices.  No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3                               No Time Limit.  There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

9.                                       MISCELLANEOUS

9.1                               Notices.  All notices or other communications sent by each party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses.  The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Qunar Cayman
and Party A	:	Beijing Qunar Software Technology Co., Ltd.

Address	:	Room 603 No. 4 of 57 Nong, Xuanhua Road, Changning District, Shanghai, China
Tel	:	010-5760 3000

Party B	:	CAO Hui
Address	:	Room 1802, No. 6 of 710 Nong, Caoyang Road, Putuo District, Shanghai, China
Tel	:	021-34064880

Party C	:	WANG Hui
Address	:	Room 603, No. 4 of 57 Nong, Xuanhua Road, Changning District, Shanghai, China
Tel	:	021-34064880

Party D	:	Beijing Qu Na Information Technology Co., Ltd.
Address	:	Room 1709 17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District Beijing,China
Tel	:	010-5760 3000

9.2                               Entire Agreement.  This Agreement, the Services Agreement, the Loan Agreement, the Equity Pledge Agreement, and the Power of Attorney from Party B and Party C in favor of Party A (either original or restated) shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto (including without limitation, the Original Agreement)..

9.3                               Amendment.  Without the prior written consent of Qunar, neither of Party B, Party C or Party D shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

9.4                               No Waiver.  Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5                               Severability.  The provisions of this agreement are severable from each other.  The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6                               Successors.  This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7                               Assignment.  Qunar may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time.  In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Qunar as if the transferee or assignee is Qunar hereunder. When Qunar transfers or assigns the rights and obligations under this Agreement, at the request of Qunar, Party B and Party C shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B, Party C and Party D shall assign any of its rights or obligations hereunder without the prior written consent of Qunar.

9.8                               Language and Counterparts.  This Agreement is prepared in 4 sets of originals in the English language.  Each party shall hold 1 set.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

QUNAR CAYMAN ISLANDS LIMITED

By:	/s/ Yilu Zhao
Name:Yilu Zhao
Title:Chief Financial Officer

Party A: Beijing Qunar Software Technology Co., Ltd.
(Company Seal)

By:	/s/ Wei Fang
Name: Wei Fang
Title: Legal Representative

Party B:

/s/ Cao Hui
Cao Hui

Party C:

/s/ Wang Hui
Wang Hui

Party D: Beijing Qu Na Information Technology Co., Ltd. (Company Seal)

By:	/s/ Cao Hui
Name: Cao Hui
Title: Legal Representative